UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2010

OPENTABLE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34357	94-3374049
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

799 Market Street, 4th Floor, San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 344-4200

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01     Entry into a Material Definitive Agreement.

As previously announced, on September 15, 2010, OpenTable, Inc. (“OpenTable”) entered into a definitive agreement to acquire toptable.com.  The definitive Share Purchase Agreement (the “Agreement”), by and among OpenTable, OpenTable UK Holdings Limited, a wholly-owned subsidiary of OpenTable (the “Acquisition Subsidiary”), and the shareholders (the “Sellers”) of Toptable Holdings Limited (“Toptable”), provides that, pursuant to the Agreement and the terms and conditions contained therein, the Acquisition Subsidiary will buy all the issued and outstanding share capital of Toptable for $55 million, subject to certain purchase price adjustments as set forth in the Agreement. Approximately $49.5 million will be paid in cash at closing, with $5.5 million paid into a joint escrow account for a period of 12 months, to be used in respect of certain claims that the Acquisition Subsidiary may have against Sellers under the Agreement.

The Agreement provides that OpenTable guarantees the obligations of the Acquisition Subsidiary under the Agreement.

Closing is subject to, and will occur following, the satisfaction of a number of conditions set forth in the Agreement, including, without limitation, no material adverse change in the business of Toptable and its subsidiaries having occurred prior to closing.

This description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
2.1	Share Purchase Agreement, dated September 15, 2010, among OpenTable UK Holdings Limited, OpenTable, Inc. and the shareholders of Toptable Holdings Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2010	OPENTABLE, INC.

	By:	/s/ Matthew Roberts
Matthew Roberts
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Share Purchase Agreement, dated September 15, 2010, among OpenTable UK Holdings Limited, OpenTable, Inc. and the shareholders of Toptable Holdings Limited